EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

The Board of Directors

Biomet, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on or about August 16, 2004) pertaining to various equity participation and stock option plans of Interpore International, Inc. and subsidiaries of our report dated June 30, 2004, with respect to the consolidated financial statements and schedule of Biomet, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2004, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Fort Wayne, Indiana

August 11, 2004